                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                Summa Four, Inc.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                SUMMA FOUR, INC.
                               25 SUNDIAL AVENUE
                      MANCHESTER, NEW HAMPSHIRE 03103-7251

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON FRIDAY, JULY 25, 1997

     The Annual Meeting of Stockholders of Summa Four, Inc. (the "Company") will be held at the Nashua Marriott, 2200 Southwood Dr., Nashua, New Hampshire 03063 at 11:00 a.m., local time, to consider and act upon the following matters:

     1. To elect six directors to serve for the ensuing year.

     2. To ratify the selection of Coopers & Lybrand L.L.P. by the Board of Directors as the Company's independent accountants for the current fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on June 6, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

     All stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors,

                                            PAUL C. SEMPLE
                                            Secretary

Manchester, New Hampshire
June 25, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                SUMMA FOUR, INC.
                               25 SUNDIAL AVENUE
                      MANCHESTER, NEW HAMPSHIRE 03103-7251

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 25, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Summa Four, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on July 25, 1997 and at any adjournments of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     The Company's Annual Report to Stockholders for 1997 is being mailed to stockholders concurrently with this Proxy Statement.

VOTING SECURITIES AND VOTES REQUIRED

     At the close of business on June 6, 1997, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 5,629,331 shares of common stock, $.01 par value per share, of the Company (the "Common Stock"). Stockholders are entitled to one vote per share.

     The presence or representation of holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

     The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. Additionally, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting is required to ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current fiscal year.

     Shares which abstain from voting as to a particular matter and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 30, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director and each person nominated to become a director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) all directors and executive officers of the Company as a group:

                                                                  NUMBER OF        PERCENTAGE OF
                                                                   SHARES             COMMON
                                                                BENEFICIALLY           STOCK
                       BENEFICIAL OWNER                           OWNED(1)        OUTSTANDING(2)
--------------------------------------------------------------  -------------     ---------------
Kopp Investment Advisors Inc.(3)..............................     957,624              17.2%
T. Rowe Price Associates, Inc.(4).............................     416,800               7.5%
State of Wisconsin Investment Board(5)........................     375,700               6.8%
Edgar L. Brown, Jr.(6)........................................       6,000                *
Edward C. Callahan, Jr.(7)....................................         100                *
Robert A. Degan(8)............................................      12,400                *
Kendrick A. Estey(9)..........................................       9,000                *
Barry R. Gorsun(10)...........................................     181,235                *
Michael G. Hluchyj(11)........................................      19,690                *
Russell I. Pillar(12).........................................       1,400                *
Gordon T. Ray(13).............................................      12,625                *
Thomas A. St. Germain(14).....................................      83,500                *
William M. Scranton(15).......................................      32,375                *
John A. Shane(16).............................................      52,057                *
John H. Shaw(17)..............................................      13,185                *
Theresa Pratt Wang(18)........................................      11,216                *
All directors and executive officers as a group (13 Persons)
  (19)........................................................     434,783              7.38%

---------------

   * Less than 1%

 (1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. Any reference in the footnotes below to stock options held by the person in question relates to stock options which are currently exercisable or exercisable within 60 days after April 30, 1997.

 (2) The number of shares deemed outstanding with respect to a named person includes shares outstanding as of April 30, 1997 plus any shares subject to options held by the person in question that are currently exercisable or excisable within 60 days after April 30, 1997.

 (3) The information reported is based on a Schedule 13G, dated December 31, 1996, filed with the Securities and Exchange Commission (the "Commission") by Kopp Investment Advisors Inc.

 (4) The information reported is based on a Schedule 13G, dated February 14, 1997, filed with the Commission by T. Rowe Price Associates, Inc.

 (5) The information reported is based on a Schedule 13G, dated January 23, 1997, filed with the Commission by State of Wisconsin Investment Board.

 (6) Mr. Brown is a director of the Company. Includes 3,900 shares issuable pursuant to options exercisable within 60 days after April 30, 1997.

 (7) Mr. Callahan resigned as President, Chief Operating Officer and a director of the Company on November 15, 1996.

 (8) Mr. Degan is President, Chief Executive Officer and a director of the Company. Includes 6,400 shares issuable pursuant to options exercisable within 60 days after April 30, 1997.

 (9) Mr. Estey resigned as Senior Vice President, Customer Satisfaction and Operations of the Company on May 29, 1997. Represents 9,000 shares issuable pursuant to options exercisable within 60 days after April 30, 1997.

(10) Mr. Gorsun is Chairman of the Board of Directors of the Company. Includes 146,235 shares issuable pursuant to options exercisable within 60 days after April 30, 1997.

(11) Mr. Hluchyj is Vice President, Chief Technology Officer of the Company. Includes 19,500 shares issuable pursuant to options exercisable within 60 days after April 30, 1997.

(12) Mr. Pillar is a director of the Company. Represents 1,400 shares issuable pursuant to options exercisable within 60 days after April 30, 1997.

(13) Mr. Ray is a director of the Company. Includes 11,475 shares issuable pursuant to options exercisable within 60 days after April 30, 1997.

(14) Mr. St. Germain is Senior Vice President and Chief Financial Officer of the Company. Includes 81,000 shares issuable pursuant to stock options exercisable within 60 days after April 30, 1997.

(15) Mr. Scranton is a director of the Company. Includes 12,875 shares issuable pursuant to options exercisable within 60 days after April 30, 1997. Mr. Scranton will not be standing for re-election to the Board of Directors of the Company.

(16) Mr. Shane is a director of the Company. Includes 10,075 shares issuable pursuant to options exercisable within 60 days after April 30, 1997.

(17) Mr. Shaw is a Vice President, Business Development and Planning of the Company. Includes 5,200 shares issuable pursuant to options exercisable within 60 days after April 30, 1997.

(18) Ms. Wang resigned as Vice President, Engineering on March 31, 1997. Includes 7,500 shares issuable pursuant to options exercisable within 60 days after April 30, 1997.

(19) Includes an aggregate of 314,560 shares issuable pursuant to options exercisable within 60 days after April 30, 1997.

                             ELECTION OF DIRECTORS

     The persons named in the enclosed proxy will vote to elect as directors the six nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Each of the nominees currently serves as a director of the Company. All of the nominees have indicated their willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by the Board of Directors.

NOMINEES

     Set forth below are the name, age, positions with the Company, principal occupation and business experience during the past five years and the names of other publicly-held corporations of which each of the nominees for election to the Board of Directors of the Company serves as a director and the date when each such person first became a director of the Company:

     Mr. Barry R. Gorsun, 54, has been Chairman of the Board of Directors since July 1993 and has been a director of the Company since July 1988. From July 1988 to July 1993, Mr. Gorsun was President of the Company and from July 1988 to January 1997 he was Chief Executive Officer of the Company.

     Mr. Edgar L. Brown, Jr., 65, has been a director of the Company since October 1995. Mr. Brown was President and Chief Executive Officer of Bell Atlantic International from May 1992 to May 1995. From July 1988 to May 1992, Mr. Brown was President of Europe Bell Atlantic International.

     Mr. Robert A. Degan, 58, has served as a director of the Company since July 1984. Mr. Degan has been President and Chief Executive Officer since January 1997. From August 1996 to December 1996, Mr. Degan served as an Executive Vice President of Sync Research, Inc., a data communications company. From April 1991 to August 1996, Mr. Degan served as a director, President and Chief Executive Officer of TyLink, Corp., a data communications company.

     Mr. Russell I. Pillar, 31, has served as a director of the Company since March 1997. Mr. Pillar has been Managing Partner of Critical Mass, a venture capital firm, since 1991. From December 1993 through October 1996, Mr. Pillar was President, Chief Executive Officer and a director of Precision Systems, Inc., a software development company. Mr. Pillar is also director of Telescan, Inc. and a number of private corporations.

     Mr. Gordon T. Ray, 69, has served as a director of the Company since May 1994. Mr. Ray has been President of Global Information Limited since October 1993. From October 1985 to September 1993, Mr. Ray was an Executive Vice President of NEC America, Inc. and formerly served as a member of its board of directors. Mr. Ray currently serves as a member of the Board of Directors of Numerex Corp. Mr. Ray is also a member of the Board of Directors of the Telephone Industry Association, member of the Electronics Industries Association Board of Governors and a Fellow of the Royal Society of Arts, Manufacturing and Commerce.

     Mr. John A. Shane, 64, has served as a director of the Company since June 1976. Mr. Shane has been President of Palmer Service Corporation since its organization in July 1972. Mr. Shane is a general partner of the Palmer Partners L.P., the general partner of the Palmer Organization III L.P., a venture capital partnership. Mr. Shane is also a director of Arch Communications Group, Inc., Eastern Bank Corp., Gensym Corporation, Overland Data, Inc. and United Asset Management Corporation and is a trustee of the New England Funds Group.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors, which reviews the Company's internal accounting control policies and procedures, considers and recommends the selection of the Company's independent accountants, reviews and approves any major accounting policy changes affecting the Company's operating results and provides the opportunity for direct contact between the Company's independent accountants and the Board. The Company's consolidated financial statements are currently audited by Coopers & Lybrand L.L.P. The Audit Committee met five times during fiscal 1997. The current members of the Audit Committee are Messrs. Ray and Shane.

     The Company has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board regarding compensation programs of the Company and has authority to grant stock options under the Company's stock option and incentive plans to all officers, directors and employees of the Company. The Compensation Committee also administers the Company's 1993 Employee Stock Purchase Plan. The Compensation Committee met seven times during fiscal 1997. The current members of the Compensation Committee are Messrs. Brown and Scranton. Mr. Degan served on the Compensation Committee until his resignation from such committee on December 31, 1996, prior to becoming President and Chief Executive Officer of the Company.

     The Company has a standing Directors Affairs Committee of the Board of Directors, which establishes membership criteria, identifies, recruits and nominates qualified candidates to serve on the Board of Directors and assesses the Board's performance. The Directors Affairs Committee met six times in fiscal 1997. The current members of the Directors Affairs Committee are Messrs. Gorsun, Ray and Shane.

     The Board of Directors held ten meetings during fiscal 1997. Each director attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he then served, except Mr. Degan who attended 67% of the aggregate number of Board meetings.

DIRECTOR COMPENSATION

     The Company pays to all non-employee directors an annual fee of $10,000 and a fee of $1,000 for each meeting attended and $1,500 per quarter for each committee served on. The Company also reimburses all of its directors for their out-of-pocket expenses incurred in the performance of their duties as directors of the Company.

DIRECTOR STOCK OPTIONS

     Each director who is not an employee of the Company receives an option to purchase 7,000 shares of Common Stock upon his initial election to the Board ("Initial Options") and annually thereafter options to purchase 2,500 shares of Common Stock ("Annual Options"). The exercise price of Initial Options and Annual Options are equal to the fair market value of the Common Stock on the date of grant. Initial Options vest immediately with respect to twenty percent of the option grant with the remainder vesting in equal annual installments commencing one year after the date of grant and Annual Options are fully exercisable on the date of grant.

CERTAIN TRANSACTIONS

     On June 16, 1997, the Company announced its intention to work with Dialogic Corporation on a co-development and co-marketing arrangement to develop a fully integrated, telco-capable, programmable switching platform based on industry standard hardware and software. In order to facilitate the project, the Company also entered into a joint development agreement with Junction, Inc. ("Junction"). Mr. Russell I. Pillar, a director of the Company, owns approximately 40% of the outstanding capital stock of Junction.

MANAGEMENT

     Executive Officers. The current executive officers of the Company are set forth below:

             NAME               AGE                 POSITION
------------------------------  ----  -------------------------------------
Barry R. Gorsun...............   54   Chairman of the Board of Directors

Robert A. Degan...............   58   President, Chief Executive Officer
                                      and Director

Thomas A. St. Germain.........   59   Senior Vice President, Chief
                                      Financial Officer and Treasurer

Philip Coates.................   59   Vice President, International Sales

Todd P. Hasselbeck............   41   Vice President, Sales

Michael G. Hluchyj............   42   Vice President, Chief Technology
                                      Officer

John H. Shaw..................   39   Vice President, Business Development
                                      and Planning

Richard Swee..................   51   Vice President, Engineering

     Messrs. Gorsun and Degan have been nominated for election to the Board of Directors at the Annual Meeting. See "Election of Directors -- Nominees."

     Mr. St. Germain has been Senior Vice President, Chief Financial Officer and Treasurer of the Company since May 1993. From August 1984 to April 1993, Mr. St. Germain was Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Vicor Corp., a power systems manufacturing company.

     Mr. Coates has been Vice President, International Sales since May 1997. From October 1993 to April 1997, Mr. Coates was Vice President and General Manager of Summa Four Pte., Limited, a wholly owned subsidiary of the Company. From 1985 to 1993, Mr. Coates was Director, Area Sales and Marketing Consulting for Tandem Computers.

     Mr. Hluchyj has been Vice President, Chief Technology Officer of the Company since July 1994. From June 1987 to July 1994, Mr. Hluchyj was Director, Networking Research for Motorola, Inc.

     Mr. Hasselbeck has been Vice President, Worldwide Sales of the Company since November 1996. From July 1992 to November 1996, Mr. Hasselbeck was Vice President, International Sales of Boston Technology, Inc. From January 1991 to June 1992, Mr. Hasselbeck was Vice President, Eastern Region of ITEC Communications.

     Mr. Shaw has been Vice President, Business Development and Planning of the Company since April 1996. From June 1991 to June 1996 Mr. Shaw was Director of Marketing for the Company.

     Mr. Swee has been Vice President, Engineering since May 1997. From November 1995 to April 1997, Mr. Swee was Vice President, Engineering and Platform Systems for TyLink/Sync Research, Inc., a data communications company. From 1994 to 1995, Mr. Swee was Vice President, Engineering/Network Products Division for UB Networks, Inc., an ATM and network switch manufacturer. From 1989 to 1994, Mr. Swee was Vice President, Systems and Networking, for Kendell Square Research Corporation, a computer manufacturer.

     Executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Company's directors or executive officers.

EXECUTIVE COMPENSATION

     Summary Compensation. The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the persons who served as the Company's Chief Executive Officer during fiscal year 1997, the Company's four other most highly compensated executive officers who were serving as executive officers at the end of fiscal year ended March 31, 1997 and two former executive officers who would have been one of the Company's four most highly compensated executive officers during the fiscal year ended March 31, 1997, but for the fact that they were not serving as executive officers of the Company at the end of fiscal 1997 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                     ANNUAL           -----------
                                                  COMPENSATION        SECURITIES           ALL
                                               -------------------    UNDERLYING          OTHER
            NAME AND                FISCAL     SALARY       BONUS       OPTIONS       COMPENSATION
       PRINCIPAL POSITION            YEAR        ($)       ($)(1)      (SHARES)          ($)(2)
---------------------------------  --------    -------     -------    -----------     -------------
Robert A. Degan(3)...............    1997       54,661       --         127,500              571
  Chief Executive Officer,           1996        --          --           2,500             --
  President and Director             1995        --          --             875             --

Barry R. Gorsun(4)...............    1997      229,383       --            --              3,096
  Chairman                           1996      237,000       --            --              3,249
                                     1995      216,737     90,000        50,000            2,221

Thomas A. St. Germain............    1997      154,126       --            --              4,237
  Senior Vice President              1996      136,500       --           5,000            3,976
  and Chief Financial                1995      132,308     45,500        10,000            1,617
  Officer

Kendrick A. Estey(5).............    1997      151,501       --          33,500           23,004
  Senior Vice                        1996      121,000       --          12,500            1,458
  President, Customer                1995       35,311     11,500        10,000              569
  Satisfaction and Operations

Michael G. Hluchyj(6)............    1997      149,606       --          17,500            3,953
  Vice President,                    1996      145,000       --           7,500            2,761
  Chief Technology Officer           1995      101,859     36,750        20,000            1,218

John H. Shaw(7)..................    1997      116,502       --          16,750            2,746
  Vice President                     1996        --          --           1,000             --
                                     1995        --          --           2,000             --

Edward C. Callahan, Jr.(8).......    1997      195,732       --            --             12,630
  President, Chief                   1996      169,615     42,000       110,000           20,850
  Operating Officer                  1995        --          --            --               --
  and Director

Theresa Pratt Wang(9)............    1997      149,999       --          17,500            3,044
  Vice President                     1996      118,269       --          37,500            2,256

---------------

(1) The amounts shown in the "Bonus" column represent bonuses earned during the period shown. Bonuses are paid in the fiscal year after the fiscal year in which they are earned.

(2) Unless otherwise indicated, the amounts shown in the "All Other Compensation" column represent amounts paid by the Company into the Company's 401(k) Plan, and Company-related transportation expenses, paid on behalf of each of the Named Executive Officers.

(3) Mr. Degan was appointed in January 1997 as President and Chief Executive Officer of the Company. Mr. Degan has also been a director of the Company since 1984.

(4) Mr. Gorsun relinquished his title as Chief Executive Officer of the Company upon the appointment of Mr. Degan as President and Chief Executive Officer.

(5) The amount shown in the "All Other Compensation" column for fiscal year 1997 includes $20,411 in reimbursement for relocation expenses.

(6) The amount shown in the "All Other Compensation" column for fiscal year 1997 includes $857 in reimbursement for expenses related to the filing of a patent on the Company's behalf.

(7) Mr. Shaw was promoted to Vice President in April 1996.

(8) Mr. Callahan joined the Company in May 1995 and resigned in November 1996. "Annual Compensation" amount includes $52,213 in severance compensation. The amounts shown in the "All Other Compensation" column for fiscal years 1996 and 1997 include $19,731 and $10,519, respectively, of reimbursements for relocation expenses.

(9) Ms. Pratt Wang joined the Company in May 1995 and resigned in March 1997.

     Option Grants. The following table sets forth certain information concerning option grants during the fiscal year ended March 31, 1997 to the Named Executive Officers and the number and value of the unexercised options held by such persons on March 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                          -------------------------------------------------------------                      POTENTIAL
                                        PERCENT OF                                                       REALIZABLE VALUE
                          NUMBER OF        TOTAL                                                         AT ASSUMED ANNUAL
                          SECURITIES      OPTIONS                                                         RATES OF STOCK
                          UNDERLYING    GRANTED TO                                                      PRICE APPRECIATION
                           OPTIONS     EMPLOYEES IN    EXERCISE    MARKET                               FOR OPTION TERM (1)
                           GRANTED         PRICE         PRICE      PRICE    EXPIRATION               -----------------------
          NAME               (#)        FISCAL YEAR     ($/SH)     ($/SH)       DATE       0%($)       5%($)         ($)10%
------------------------  ----------   -------------   ---------   -------   ----------   --------    --------     ----------
Robert A. Degan...........    2,500         0.76%       $ 13.00    $13.00      7/19/06       --       $ 20,439     $   51,797
                            125,000        38.20           8.63      8.63       1/2/07       --        678,420      1,719,250

Barry R. Gorsun...........   --           --              --         --         --           --          --            --

Thomas A. St. Germain.....   --           --              --         --         --           --          --            --

Kendrick A. Estey.........    2,500         0.76          13.68     13.68       4/1/11       --         21,508         54,506
                             31,000         9.47          13.00     13.00      7/19/06       --        253,445        642,278

Michael G. Hluchyj........   17,500         5.35          13.00     13.00      7/19/06       --        143,074        362,576

John H. Shaw..............    2,500         0.76          13.68     13.68       4/1/11       --         21,508         54,506
                              4,250         1.30          13.00     13.00      7/19/06       --         34,746         88,054
                             10,000         3.56          13.00     13.00      7/19/06       --         81,756        207,187

Theresa Pratt Wang........    7,500         2.29          13.00     13.00      7/19/06       --         61,317        155,390
                              7,500         2.29          13.00     13.00      7/19/06       --         61,317        155,390
                              2,500         0.76          11.00     11.00     10/15/06       --         17,295         43,828

Edward C. Callahan, Jr. ..      --           --              --         --         --           --          --            --

---------------

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. This table does not take into account any appreciation or depreciation in the price of the Common Stock to date. Actual gain, if any, on stock option exercises will depend on future performance of the Common Stock and the date on which the options are exercised.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF
                                                                       SECURITIES         VALUE OF
                                                                       UNDERLYING        UNEXERCISED
                                                                      UNEXERCISED       IN-THE-MONEY
                                                                       OPTIONS AT        OPTIONS AT
                                          SHARES                         FISCAL            FISCAL
                                         ACQUIRED                     YEAR-END(#)      YEAR-END(4)(1)
                                            ON                      ----------------   ---------------
                                         EXERCISE       VALUE         EXERCISABLE/      EXERCISABLE/
                 NAME                       (#)      REALIZED($)     UNEXERCISABLE      UNEXERCISABLE
---------------------------------------  ---------   ------------   ----------------   ---------------
Robert A. Degan........................    2,800       $  1,008        5,000/126,400         --/--
Barry R. Gorsun........................    --            --          146,235/ 20,000    573,039/--
Thomas A. St. Germain..................    --            --           60,500/ 24,500    153,825/51,275
Kendrick A. Estey......................    --            --            7,500/ 48,500         --/--
Michael G. Hluchyj.....................    --            --           14,500/ 30,500         --/--
John H. Shaw...........................    7,000       $ 48,570        1,000/ 22,500         --/17,255
Theresa Pratt Wang.....................    --            --            7,500/ 47,500         --/--
Edward C. Callahan, Jr.................    --            --               --/--              --/--

---------------

(1) The per share value of unexercised in-the-money options is calculated by subtracting the per share option exercise price from the last per share sale price of the Company's Common Stock on the Nasdaq National Market on March 31, 1997.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

     On November 21, 1996 the Company entered into an Employment Agreement with Mr. Degan, effective January 2, 1997 (the "Commencement Date") pursuant to which Mr. Degan was made President and Chief Executive Officer and a director of the Company. Mr. Degan receives an annual base salary of $225,000 and is eligible for a $25,000 bonus, payable on or before April 15, 1997. Mr. Degan is also eligible on an annual basis thereafter to receive a bonus of up to 40% of his then current base salary based on the achievement of certain objectives, both personal and corporate. In addition, pursuant to the agreement Mr. Degan was granted a stock option to purchase 125,000 shares of the Company's Common Stock at the closing price on the Commencement Date, vesting in three equal installments on each anniversary of the Commencement Date. Lastly, Mr. Degan is entitled to severance benefits of continued payment of his salary and insurance benefits, if terminated without cause, for twenty-four months if terminated prior to January 2, 1998 and twelve months if terminated without cause after January 2, 1998. The Company's obligation to pay any such severance payments would end once Mr. Degan gains full-time employment in an executive position.

     In July 1996 Messrs. St. Germain, Hluchyj, Estey and Shaw and Ms. Pratt Wang (a former Vice President of the Company) entered into employment agreements with the Company on terms similar to those of Mr. Degan's agreement, except for lower compensation, varying stock option grants, shorter periods of severance payments in the case of termination without cause (typically six to twelve months), no initial bonus, and in the case of Mr. St. Germain, no initial stock option grant. In addition, unlike Mr. Degan, the other Named Executive Officers are eligible to receive severance benefits which entail continued payment of their salary for up to twelve months if terminated within one year after a change in control of the Company.

     During fiscal year 1997 certain Named Executive Officers resigned from positions at the Company. In January 1997, Mr. Gorsun resigned from the position of Chief Executive Officer of the Company and retained the title of Chairman of the Board of Directors. As a result of his resignation and pursuant to an agreement entered into with the Company on November 16, 1996, Mr. Gorsun is entitled to receive monthly retirement payments of $15,625.00 for eighteen months during which time he will serve as a consultant to the Company, continuation of his life, medical and dental insurance benefits for three years and accelerated vesting of then outstanding unvested stock options. The Company has also agreed to provide Mr. Gorsun with short-term interest bearing loans to enable his exercise of certain stock options.

     In March 1997, Ms. Pratt Wang, former Vice President, resigned from the Company. Pursuant to her employment agreement with the Company, she is entitled to receive continued payment of her salary for six months ($12,500 per month) and a grace period of six months in which to pay in full a loan of $26,662.50 from the Company in connection with a prior purchase of Common Stock. In addition, Ms. Pratt Wang has agreed to be available during this six month period, at the request of the Company, to perform consulting services, up to a maximum of two days per week.

     In November 1996, Mr. Callahan, former Chief Executive Officer, resigned from the Company. Pursuant to an employment agreement letter with the Company dated May 1, 1995, Mr. Callahan is entitled to receive severance compensation of $195,732 in salary and continued insurance benefits until November 1997.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee") is composed of two non-employee directors. The Committee is responsible for establishing and administering the policies which govern both annual compensation and equity incentive compensation.

     This report is submitted by the Committee and addresses the Company's policies for fiscal 1997 as they apply to the Named Executive Officers.

     Executive Compensation Philosophy. The Company's executive compensation program is designed to provide compensation that attracts, motivates and retains high caliber people to serve the Company's customers and achieve its strategic objectives. The Company's executive compensation program is comprised of four elements: (i) base salary; (ii) annual bonus; (iii) long term incentive compensation in the form of stock options, and (iv) other benefits generally available to all the Company's employees.

     Base Salary and Annual Bonus. Cash compensation levels for the Company's executive officers are based primarily on the Committee's subjective evaluation of competitive salary levels of executive officers with similar backgrounds and experience as the Company's executive officers. Each executive officer's cash compensation is comprised of base salary and annual cash bonus. In determining salary adjustments the Committee considers individual performance and contributions to the Company. Cash bonuses are awarded based on the attainment of certain corporate and individual objectives in accordance with the Company's 1997 Executive Incentive Bonus Plan. No cash bonuses were awarded to any of the Named Executive Officers in fiscal 1997. Salary levels and the bonus program are reviewed by the Committee on an annual basis.

     Long Term Incentive Compensation. The Company's long term incentive compensation program is implemented through the grant of stock options. This program is intended to both (i) align executive interests with the long-term interests of stockholders by integrating long-term stock performance into each executive officer's overall compensation package and (ii) through multi-year vesting, provide an incentive for the Company's executive officers to remain with the Company. Generally, stock options are granted at prevailing market rates and only have value if the Company's stock price increases, thereby providing an incentive for the Company's executive officers to improve long-term stock market performance. Generally, stock options vest in five equal annual installments and executive officers must be employed by the Company at the time of vesting in order to exercise the options. The Committee determines the number of shares subject to option grants to executive officers based on individual accomplishments measured against certain non-budgeted objectives and contributions to the Company. The Committee also considers the number, value and vesting schedule of options already held by each executive officer.

     Benefits. The Company's executive officers are entitled to receive medical benefits and life insurance benefits and to participate in the Company's 401(k) Savings Plan on the same basis as other full-time employees of the Company. The Company's Employee Stock Purchase Plan, which is available to virtually all employees, including executive officers, allows participants to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

     Summary of Compensation of Chief Executive. The compensation philosophy applied by the Compensation Committee in establishing the compensation for the Company's President and Chief Executive Officer is the same as for the other senior management of the Company -- to provide a competitive compensation opportunity that rewards performance.

     The Company employed two persons as Chief Executive Officer during fiscal year 1997. Until January 1997 Mr. Gorsun served as Chairman and Chief Executive Officer of the Company and was paid a salary of $229,383 for fiscal year 1997. Mr. Gorsun resigned from the position of Chief Executive Officer in January 1997, upon the hiring of Mr. Degan to succeed him. Mr. Degan served in the positions of President, Chief Executive Officer and a director of the Company and was paid a salary of $54,661 during fiscal year 1997. Mr. Degan was granted stock options in fiscal year 1997 for the purchase of 127,500 shares of Common Stock of the Company.

     Compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code, enacted in 1993, generally disallows tax deductions to publicly-traded corporations for compensation over $1,000,000 paid to the corporation's Chief Executive Officer or any of its other four most highly compensated executive officers. Qualifying performance-based compensation is not subject to this disallowance if certain requirements are met. The Company currently intends to structure the compensation arrangements of its executive officers in a manner that will avoid disallowances under Section 162(m).

                                            Compensation Committee

                                            Edgar L. Brown, Jr., Chairman

                                            William M. Scranton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal 1997 were Messrs. Brown, Degan and Scranton, each of whom has received options to purchase Common Stock under the Company's Director Plan. Mr. Degan resigned from the Compensation Committee on December 31, 1997 prior to becoming President and Chief Executive Officer of the Company in January 1997. No executive officer is a member of the Compensation Committee.

REPORTS UNDER SECTION 16(a) OF THE EXCHANGE ACT

     Based solely on its review of copies of reports filed by persons ("Reporting Persons") required to file such reports pursuant to Section 16(a) of the Exchange Act, the Company believes that all filings required to be made by Reporting Persons of the Company were timely made in accordance with the requirements of the Exchange Act, except that Theresa Pratt Wang, a former Vice President of the Company, filed a Form 4 on March 17, 1997 in connection with the purchase of the Company's Common Stock which occurred on February 28, 1997, and Gordon T. Ray, a director of the Company, filed a Form 4 on March 27, 1997 in connection with the purchase of the Company's Common Stock which occurred on February 7, 1997. In addition, Todd Hasselbeck, a Vice President of the Company, as of November 1996, filed a Form 3 on December 31, 1996, and a Form 4 on December 31, 1996 in connection with the purchase of the Company's

Common Stock on November 29, 1996. Lastly, John Shaw, a Vice President of the Company, as of April 1, 1996, filed a Form 3 on August 6, 1996.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company during the period from September 23, 1993 (the date on which the Company's Common Stock began trading on the Nasdaq National Market) to March 31, 1997 with the cumulative total return over the same period of (i) the Standard & Poor's 500 Stock Index and (ii) a Peer Group Index* selected by the Company. This comparison assumes the investment of $100 on September 23, 1993 in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Peer Group Index and assumes dividends, if any, are reinvested.

                                 [Graph Chart]

* The Peer Group Index reflects stock performance of the following companies:
  ADC Telecommunications Corp., DSC Communications Corp., Newbridge Networks Corporation, Stratacom, Inc. and Tellabs, Inc.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current fiscal year. Coopers & Lybrand L.L.P. has served as the Company's independent accountants since 1978. Although stockholder ratification of the Board of Directors' selection of Coopers & Lybrand L.L.P. is not required by law, the Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Coopers & Lybrand L.L.P.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names and the Company will reimburse them for out-of-pocket expenses incurred on behalf of the Company.

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office in Manchester, New Hampshire not later than February 15, 1998 for inclusion in the proxy statement for that meeting.

                                            By Order of the Board of Directors,

                                            PAUL C. SEMPLE

                                            Secretary

June 25, 1997

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT STOCKHOLDERS PLAN TO ATTEND, STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                SUMMA FOUR, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 25, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints each of Robert A. Degan and Robert A. Simeone with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Summa Four, Inc., to be held on July 25, 1997, and at any adjournments or postponements thereof, and to vote at such meeting the shares of Common Stock, the undersigned would be entitled to vote if present at such meeting, in accordance with the following instructions. If no instructions are indicated, the shares represented by this proxy will be voted for each of items 1 and 2 set forth on the reverse side of this card.

     The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement together with this proxy.

Please sign exactly as your name(s) appear(s) on your stock certificate. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?                DO YOU HAVE ANY COMMENTS?

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE

     (1)  Election of Directors

     [ ]  For

     [ ]  Withhold

     [ ]  For all Except

     (1)  Election of Directors:

          EDGAR L. BROWN, JR.
          ROBERT A. DEGAN
          BARRY R. GORSUN
          RUSSELL I. PILLAR
          GORDON T. RAY
          JOHN A. SHANE

          INSTRUCTION: To withhold authority for any individual nominee, mark the "For All Except box and strike a line through the name(s) of the nominees).

     (2) To ratify the selection of Coopers & Lybrand L.L.P. by the Board of Directors as the Company's independent auditors for the current fiscal year.

               For [ ]       Against   [ ]                 Abstain [ ]

     (3) To vote upon any other matters that may properly come before the meeting according to their best judgment and in their discretion.

          Mark box at right if an address change or comment has been noted on
          the reverse side of this card.                                  [ ]

Please be sure to sign and date this Proxy.              Date:
                                                              ------------------



-----------------------------------         -----------------------------------
Stockholder sign here                       Co-owner sign here



DETACH CARD                                                          DETACH CARD

                                SUMMA FOUR, INC.

Dear Stockholder,

Please take note of the information enclosed with this Proxy Ballot.

Your vote counts, and you are strongly encouraged to exercise your rights to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders to be held July 25, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Summa Four, Inc.



                                       -3-